Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to APAC’s First Quarter 2009 Earnings Results Conference Call and Webcast. This call is being recorded.

At this time, I would like to turn the call over to Ms. Harriet Fried of LHA. Please go ahead, ma’am.

Harriet C. Fried, Investor Relations, Lippert/Heilshorn & Associates

Good morning, and thanks for joining us for today’s conference call. The company issued a press release yesterday evening containing financial results for the first quarter of 2009. This release is available on APAC’s website, as well as on various financial websites.

Company representatives on today’s call are Mike Marrow, President and Chief Executive Officer, and Andrew Szafran, Senior Vice President and Chief Financial Officer.

Before opening the call, I’d like to remind you that statements about future operating and financial results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the company’s actual results to differ materially. Yesterday’s earnings release and the company’s Annual Report on Form 10-K for the fiscal year-ended December 28, 2008, discuss some of these factors. The company’s forward-looking statements speak only as of today’s date.

To supplement the company’s consolidated financial statements, the company uses certain measures defined as non-GAAP financial measures by the SEC. A reconciliation of these results to GAAP is attached to yesterday’s earnings release, and additional information can be found in APAC’s Annual Report on Form 10-K for the fiscal year-ended December 28, 2008.

The company has posted a downloadable presentation to accompany the webcast in the Investor Relations’ section of its website at www.apaccustomerservices.com. The presentation can be viewed in the webcast section of APAC’s Investor Relations’ website by clicking on the link shown under the title of today’s event. It will also be posted under Investor Presentations after this call.

I’d now like to turn the call over to Mike Marrow. Go ahead, please, Mike?

Michael P. Marrow, President and Chief Executive Officer

Thank you, Harriet, and thanks, everyone, for joining us on our first quarter conference call. Being a results-oriented company, we generally start out these conference call with a report on results. Once in a while, we like to break tradition and take a minute up front to thank our clients. I think it is more than appropriate to do so again on this call.

I’m sure most of you have seen by now that we had a very strong first quarter. Historically, we have experienced a seasonal tapering off of volumes shortly after the holidays. This year, that tapering off came much later. Many of our clients called on us to work overtime well into February. We would be remiss if we didn’t recognize that our first quarter results are directly related to the trust our clients have put in us.

It was quite the scene at APAC. A number of our training rooms that generally sit idle early in the year were full of APAC employees taking calls for our clients. This is truly a win-win-win. It was a win for our clients because we’ve had seasoned, capable people able to respond immediately to those unexpected volumes. It was a win for our employees because it put extra money in their pockets right after the holidays. And as you can see from our results, working overtime was a win for APAC and had a very positive impact to both our top and bottom lines. So again, I want to express my personal appreciation to all our clients. I can tell you that the Board of APAC, the management team and every one of our front-line representatives feels the same way.

Before I turn it over to Andrew, I also wanted to comment on our guidance. You may have noted in our press release, but we have updated it. In our last call, we issued some general guidance. It was the first time in a while that we took that step. Based on our first quarter results, at this time, we are updating our guidance. As we had previously said, we expect our full-year revenue for 2009 to grow at high single to low double-digits, as compared to 2008. That part of our guidance remains consistent to what we said in our last earnings call.

Previously, we had stated that we expected pre-tax margins to be in the range of what we produced in Q4 of 2008. We are updating that guidance, and now we’re anticipating full-year earnings per share to be in the range of $0.55 to $0.60. It is also worth noting that in the first quarter we enjoyed a revenue lift without incurring many of the costs of hiring and training, normally associated with expansion. As we move through the year, we anticipate incurring more traditional levels of expenses for hiring and training to satisfy our ramp-up needs.

With that, I will now turn the call over to Andrew to walk us through the numbers. Following Andrew’s discussion, I will try to provide a few insights into some of the initiatives and activities going on at APAC. After that, we will open up the call to questions. So with that, Andrew?

Andrew B. Szafran, Senior Vice President and Chief Financial Officer

Thanks, Mike. I’ve been eagerly awaiting to walk everyone through our results. For those of you following along via the webcast, my commentary begins on Page Five of the PowerPoint presentation.

We had very strong financial performance at APAC in Q1. A year ago this quarter, APAC reported a net loss of $4 million, or an $0.08 loss per diluted share. We continue the dramatic improvement trend we began last year, and for the first quarter of 2009 we had positive net income of $10.6 million, or $0.20 per diluted share. Recall that Q1 of ‘08 did include the impact of $2.3 million in severance and restructuring charges.

So let’s take a deeper look at how we achieved these results. First quarter 2009 revenue of $73.2 million was up 15.3% from $63.5 million in the first quarter of ‘08. We exited $5.8 million of largely seasonal Medicare Part D and marketing-driven campaign business. We replaced that revenue with $17.4 million of new business from both new logos and existing clients. Our revenue was also impacted on net by about $1.2 million from the migration of certain domestic business offshore.

Gross profit in Q1 was very strong, at $18.6 million with a gross margin of 25.3%, compared to gross profit of $7.8 million, or a 12.2% gross margin in the prior year’s quarter. This is an increase of 13 percentage points and clearly demonstrates the ongoing efficiency improvements we have been making in our direct labor and functional support, as well as reduced facility expense.

We really leveraged our operating expenses in the first quarter, reducing from $10.9 million last year to $7.7 million in ‘09. As a percentage of sales, we went from 17.2% last year to 10.5% this year. If we adjust our numbers to exclude a $2.3 million in severance and restructuring charges from last year and a $56,000 reversal this year, we improved almost 3% in our total operating expense from 13.5% to 10.6%.

So for the first quarter of 2009, we showed a bottom-line profit, with net income of $10.6 million, or $0.20 per fully diluted share, compared to a net loss of $4 million, or loss of $0.08 per fully diluted share in the first quarter of ‘08. This represents a substantial improvement in profitability of $14.6 million, or $0.28 per diluted share. As we noted in yesterday’s press release, we do not expect to owe any federal income tax in 2009, due to the company’s NOL carry forward and other tax credits. Moving on to adjusted EBITDA, we improved the quarter year-over-year by a factor of five times, increasing from $2.7 million to $13.6 million.

The company’s debt level dropped significantly by $13.8 million from almost $20 million at the end of the first quarter of ‘08 to just over 6 million at the end of Q1 ‘09. However, compared to this past Q4, our debt level is essentially flat.

Here’s what’s behind our cash flow since year-end, which is shown on Page 6 of our presentation. We generated $13.9 million in cash from our operations, and this excludes any changes in assets or liabilities. We used $10.2 million in working capital, with $7 million of that amount in increased accounts receivable.

Of the AR increase, revenue growth drove $3.8 million of the increase, while our DSO slipped by four days to 48 and contributed $3.2 million of that increase. We also spent $3.4 million in net capital expenditures on new business investments and on IT infrastructure. Furthermore, concerning our debt, we announced in March that the credit enhancement Letter of Credit provided by TCS Global Holdings was released by our lenders since we had met various earnings and availability thresholds.

I’d like to close by mentioning that since quarter-end, we have collected the increased receivables that I mentioned earlier; such that on April 30, 2009, the company had no outstanding borrowings. So at this point, I’d like to turn the call back over to Mike.

Michael P. Marrow, President and Chief Executive Officer

Terrific. Thanks, Andrew. So as I have stated on previous calls, we have four key priorities at APAC. Our first priority is to continually enhance the quality and dependability of the services we provide for our clients. Our second priority is to maintain a constant focus on eliminating waste and reducing overhead so that we can operate as efficiently as possible. Our third priority is to win business with both new logo companies and existing clients. Our fourth priority is to ensure we continue to develop as well as recruit talented people to operate the business and service the needs of our clients.

Let me switch gears slightly and provide a handful of updates on some of the activities taking place at APAC. First, as you know, we recently opened a new site in Leyte. Leyte is a province located in a central region of the Philippines. At this point, we have built out 200 seats and have about 250 employees. We have the capacity to build another 600 seats in this location, and we will do so as we add business to the site. We are in discussions with several prospects that may take advantage of this space.

Second, in addition to the new site in the Philippines, we are expanding our Tuscon facility. We have had great operating results in this site. It makes a lot of financial sense to leverage the team we have in place by adding seats to an existing site as opposed to going out and building a new site. We will look to do this in other sites as well before we go out and build our next new domestic site.

Third, recently we put out a press release that we have hired a new Senior Vice President of Sales, Chris Crowley. Chris comes to APAC with more than a decade of enterprise sales and marketing experience. He has built and managed sales organizations, with a focus on the Fortune 1000 marketplace, and sold complex solutions while working in the telecommunications, IT solutions and BPO industries. His global experience includes sales work throughout North America, Europe and Asia. Chris is already making a big impact to the organization and has brought a really professional approach to our entire sales process. Not long after Chris joined us, we were able to announce that we have signed a new deal with a global leader in marketing solutions. It’s great to see Chris hit the ground running.

Fourth, you may have noticed that we issued an 8-K that stated, for certain managers of the company, we have implemented an additional performance bonus opportunity in lieu of base salary raises. We are a performance-based organization, and given the state of the economy, we felt it was more appropriate this time to reward management for delivering results, which enhance value to our shareholders and our clients, rather than providing traditional salary increases. Rewards should be tied to delivering results to our shareholders and our clients. This performance bonus in lieu of planned salary increases covers about 50 of our senior managers. So those are some of the updates of things that are happening at APAC. At this point, we’re ready to take some of your questions. So, operator, please go ahead.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And we’ll take our first question from Howard Smith of First Analysis.

<Q — Howard Smith>: Yes, good morning, gentlemen. And congratulations on truly extraordinary first quarter results.

<A — Michael Marrow>: Thank you, Howard, and good morning to you.

<Q — Howard Smith>: I was trying to better understand the top-line guidance for the year and reconcile it with first quarter results. Clearly, you exceeded what you thought you were going to do, particularly given the bottom-line guidance previously through some maybe one-time thing or year-end stuff. And I’m trying to get an idea as the progressions of the quarters go, how we might think about revenue?

<A — Andrew Szafran>: Howard, I think you can take the revenue guidance and think of that in terms of each quarter, year-over-year.

<Q — Howard Smith>: Okay. So this quarter we were up 15% year-over-year, and you’re saying low double-digits - look at that, but that implies -

<A — Michael Marrow>: We’re saying — yeah, low double-digits.

<Q — Howard Smith>: Yeah, this whole high single-digits, low double-digit, that implies a substantial sequential decline in Q2?

<A — Michael Marrow>: Not necessarily. I think that the guidance we’re comfortable is, is what we’ve said for the full year, right, which is high single to low double. The first quarter was extraordinary. We can see continued strength throughout the remainder of the year, but as I noted in my remarks that we had some real opportunities with clients that generally taper off early in the year — the sort of post-holiday call volumes. And for a variety of reasons, those lasted longer into the year. As we move forward — and so that was sort of one-time opportunity with existing clients, if you will.

<Q — Howard Smith>: Sure.

<A — Michael Marrow>: And as we move into the year, we will continue to be ramping business that we’ve won. So we’ll see increases, but those increases will be, I think, more in line with permanent growth versus one-time opportunity. So it’s going to fluctuate throughout the year. But I think the bottom line is we’re comfortable with what we’ve said on a full-year basis of high single to low double.

<Q — Howard Smith>: Okay. And then -

<A — Michael Marrow>: And if things change later in the year, we would update that.

<Q — Howard Smith>: Sure. I’ll ask one more, and then, I’ll get back in the queue. On the — given the growth that you’re seeing in the new logos that you’ve signed and your CapEx in Q1, it looks to me like you’re starting to get in investment mode, as you characterize it, which would imply operating margins in the eight to 10% range given your previous comments. Is that maybe where you’re headed as you start to more aggressively grow the business?

<A — Michael Marrow>: I think that if you look at our margin guidance, again there will be fluctuations throughout the year. You’re pretty familiar with the business. There will be times when clients call on us, and we have to add a bunch of people in a quarter and times where we have to add fewer. And by and large, that will be what drives the margins is speed of ramping. So we will have — we’ll have some quarters that are — I know in the past I’ve said, sort of on a steady-state run basis, we should be operating on a pre-tax basis in nine to 12% range in there. And a lot of that has to do with how much we’re having to ramp in an individual quarter.

<Q — Howard Smith>: Okay. Then -

<A — Michael Marrow>: And I think that’s pretty good long-term view of the business is that, generally speaking, we would be operating in that range. In the first quarter we just had some unique opportunities that we were able to act upon.

<Q — Howard Smith>: Sure. Thank you.

Operator: , and then, we’ll go next to Dave Koning with Baird.

<A — Michael Marrow>: Hi, Dave.

<Q — David Koning>: Yeah. Hey, guys, nice job.

<A — Michael Marrow>: Thank you.

<Q — David Koning>: So I guess, first of all, you talked about some of the unique opportunities and how typically after the holidays there’s a little bit of softness, what were those? Were those certain verticals just performing a lot better or maybe you could talk a little bit about what some of that stuff was?

<A — Michael Marrow>: Well, it was interesting, it was a mix. It wasn’t any one particular vertical. And I can’t tell you any one specific reason. I think that perhaps there was conservatism on the part of maybe some of our peers in the industry that provide services. That if you think about where we were on January 1, everyone thought, wow, who knows what’s going to happen tomorrow and next week. And there was probably a real hesitancy to add employees even though it looked like volumes were up. So there may have been some of our competitors that service our clients that were a little short, and maybe our clients didn’t hire as they would normally after the first of the year. And we just happened to be in a position where we were able to respond. And, as I said, we didn’t do it by hiring a bunch of people. We did by a considerable amount of them — of overtime, which was a kind of a win for everybody.

<Q — David Koning>: Okay. That’s great. And I guess another question, your EBITDA margins I think were pushing 19% this quarter. That’s quite a bit above even some of your best performing peers, and is that in part a different mix of business or better cost management or maybe you can kind of speak to what the puts and takes are and just why it seems so much better than some of the competitors?

<A — Andrew Szafran>: Well, I’d say it’s efficiency driven. I mean, our mix is not that different from other folks and it’s not on the — you might say so -

<A — Michael Marrow>: Resources, we had — we ran a lot of revenue through the organization by doing things like using training rooms for production, as I said. And a lot of the overtime — we pay our employees overtime. We also enjoy overtime rates from clients. So it was a lining up of a lot of good things.

<A — Andrew Szafran>: I’d also say that over the last year, we’ve been working very hard on making sure that our overhead and our processes are being done in a very scalable way, so that when we get the increased volume, we’re really able to leverage our operating expense. And I think that’s what we clearly saw.

<Q — David Koning>: Yeah. Yeah, you definitely did. I mean, that was great on the leverage side, and then, I guess the one other question, just glancing through the 10-Q and kind of refreshing myself on the tax situation, I think you have close to 40 million of loss carry-forwards that can be applied against income over the next several years. And it looks like income this year might use most of those up. I guess, is that right? And then, secondly, what would be a normalized tax rate as we look into 2010 or 2011?

<A — Andrew Szafran>: Okay. So the federal NOL is about 38 million as of the end of the first quarter.

<Q — David Koning>: Okay. So most of — or at least a good chunk of that would be used this year? And then, I guess you could use a lot of that next year too. But I guess I’m just wondering -

<A — Andrew Szafran>: Yeah. And there’s another piece, David, which is we also have tax credits besides the NOL of about $9 million. And I would say a normalized tax rate would be about 39%.

<Q — David Koning>: Okay, and then, probably a little less then on a full-company basis, just given all the Philippine’s exposure, et cetera, I would imagine?

<A — Andrew Szafran>: Yeah. Correct.

<Q — David Koning>: Okay, great. Well, thanks, great job.

<A — Michael Marrow>: Thank you.

Operator: And we will go next to Mark Cooper of Wells Capital Management.

<Q — Mark Cooper>: Good morning, Andrew and Mike.

<A — Michael Marrow>: Good morning.

<A — Andrew Szafran>: Good morning.

<Q — Mark Cooper>: Can you — I was trying to just interpret your comments a little bit about the overtime and how much of an impact that has. That clearly must have a fairly large impact, and you don’t anticipate that going forward, that’s my first question?

<A — Michael Marrow>: Well, we certainly wouldn’t anticipate that opportunity occurring every quarter. And I think that best way I could answer it is, if you think about where we think we normally would be operating, you know this clearly had a benefit.

<Q — Mark Cooper>: The second question, I think Howard asked this question earlier and I wasn’t clear on the answer, but the investment mode CapEx-type spending for the rest of the year, are we going to — are you anticipating several million dollars each quarter or?

<A — Michael Marrow>: Well, I wouldn’t say several million.

<Q — Mark Cooper>: But you say 1 million a quarter?

<A — Michael Marrow>: Bigger than a bread box, right?

<A — Andrew Szafran>: I think the industry typically spends between, in a normal mode, between 3 and 5% of revenues on CapEx. And I would say that we would be in that range.

<Q — Mark Cooper>: Okay. Thank you.

<A — Michael Marrow>: We are — just one sort of side comment is, that we watch that pretty carefully. As I had mentioned, we’re expanding Tucson, which is a far better way to leverage our capital than going out and building sites from scraps. So we’ll be doing some of that this year as well.

<Q — Mark Cooper>: Well you’ve clearly shown an ability to manage your cash. So, I’ll take you at your word...

<A — Michael Marrow>: All right, thanks.

<A — Andrew Szafran>: And the last thing to keep in mind is, all the spending would be tied to the new business, i.e. we’re not doing anything on spec.

<Q — Mark Cooper>: Okay. All right. Thank you.

Operator: [Operator Instruction ] We will now go to Matt McCormack of Brigantine Advisors.

<Q — Matthew McCormack>: Yeah. Hi. Good morning. Is there any way to quantify the dollar amount of the overtime that came in higher than you expected?

<A — Andrew Szafran>: No.

<Q — Matthew McCormack>: Okay. Then in terms of, I guess, the — you mean, you talked about your — the other vendors not having the capacity to respond to the higher volume. So was this, of your clients, did they forecast the volumes properly and your — the competitors weren’t able to take that volume is my first question? And then, the second part, if that’s true, I would assume that would have upset those clients and does that put you in a position to take market share from them going forward?

<A — Michael Marrow>: So several questions in there. The first one is, that there is a lot of different reasons why volumes were up right. It’s kind of different for every client. Second is, that I don’t know absolutely for sure that — and so there may have been a case with one client where they had excess volumes and they went to two or three of their vendors, and we rose our hand, and maybe someone else wasn’t able to. There may have been with — the next client where they just didn’t anticipate the volumes; they had under-forecast. The next client, it could be that they thought they could handle it internally, and it turned out to be too much to handle internal, so they went out and asked us for more. So I think there’s a big mix of reasons.

And your last question about, does this allow us to capture market share? If you think about our four priorities, our first priority is always taking care of our clients. So responding to their needs like this, trying to add value to their organizations in various ways, we think, ultimately, helps us take market share or when they decide to outsource additional work, hopefully they would come to us first. So in our four priorities, number one is take care of the client, and we truly believe that’s the best way to grow with those clients.

<Q — Matthew McCormack>: Okay, and then, in terms of your new wins and your pipeline, could you talk about the verticals you’re seeing that in, if there’s any one that’s stronger than the other?

<A — Michael Marrow>: We’re engaged in conversations with potential new customers across just about every vertical. I’m sort of thinking of the names, which I won’t state of course, but they’re in the telecommunications, cable, travel, retail, financial services, pretty much across the board, and what — is a traditional sort of customer care like outsourcing companies that use those services.

<Q — Matthew McCormack>: Okay, and then, in terms of your guidance, what does that imply in terms of added seats for the year?

<A — Andrew Szafran>: I don’t think we’ve made that implication.

<Q — Matthew McCormack>: Okay, and then, a last question, Express Scripts buying the WellPoint unit, can you talk about how that might impact you either positively or negatively? Thanks.

<A — Michael Marrow>: Yeah, we don’t — we generally don’t comment on things that are going on with specific clients, but we view all changes as opportunities.

<Q — Matthew McCormack>: Well, what about the prescription benefit management industry, I mean, how do you feel about your position servicing those types of clients?

<A — Michael Marrow>: Terrific. We feel very good about them.

<Q — Matthew McCormack>: Okay. Thank you.

Operator: And we’ll go next to Ron Chez, private investor.

<Q — Ron Chez>: Good morning.

<A — Michael Marrow>: Hi, Ron.

<Q — Ron Chez>: You have said several times about caring for customers, but didn’t you — don’t you have special programs with regard to employees? I recall quite a while ago you’re talking about KPIs and retention numbers. Are you making progress there?

<A — Michael Marrow>: In terms of things along the lines of attrition, and so on, and so forth?

<Q — Ron Chez>: Yes. Yeah.

<A — Michael Marrow>: We are. Our attrition in the first quarter year-over-year is improved pretty significantly in some locations, and somewhat in others. I can’t think of a single location where it’s worse. Part of that, I think, has to do with things that we’re doing as an organization. Part of it also probably has to deal with the general state of the economy and employment opportunities people have. I’d like to think the majority of it is because people feel good about being part of APAC and aren’t interested in going elsewhere.

<Q — Ron Chez>: So it’s certainly to the extent that that’s improving provides you with some expense leverage.

<A — Michael Marrow>: Absolutely. Yeah. The number one, in my mind, benefit of lowering attrition — or I like to think of it in a positive aspect which would be retaining people — is that the experience and skill that they gain over time and the benefit that has to our clients and their customers. And of course, there’s a positive financial impact for the organization as well.

<Q — Ron Chez>: Andrew, would you comment on your apparent avoidance of foreign currency difficulties at the top-line?

<A — Andrew Szafran>: Certainly, Ron. We really have no exposure on the revenue side, as we are always paid in US dollars. As far as currency goes, we have a very good handle on our foreign-denominated expenses, and we hedge those pretty conservatively.

<Q — Ron Chez>: Okay. Mike, I want to go back to the Leyte for one second, at the end of the first — fourth quarter, you had said there was a capacity for 800 more seats and that 400 of the 800 had been sold, and I’m not sure that — is that consistent today?

<A — Michael Marrow>: Yeah, it is. And 200 are built, and we have 250 employees. And we have, like I said, we’re talking to other clients about the remainder of it.

<Q — Ron Chez>: Are the — when you said 400 of 800 remaining were sold three months ago, are you building or have you built out seats to accommodate that?

<A — Michael Marrow>: We’re in the process of.

<Q — Ron Chez>: Okay. When — well, so you’re building now?

<A — Michael Marrow>: We are.

<Q — Ron Chez>: Are you staying — a lot of questions about guidance, you’re still — we’ve talked about this regular, you’re still in the under-promise, over-perform mode?

<A — Michael Marrow>: We — I think I would say that our mission in life is to make our clients happy and our shareholders happy.

<Q — Ron Chez>: Let me just see, one more thing, please, and somebody asked about CapEx, and I don’t see the number here that I had before. But isn’t, on an annualized basis, the 3 to 5 I thought was significantly more than you had said you were going to spend. Is that correct, Andrew?

<A — Andrew Szafran>: I don’t think we’ve provided a specific figure.

<Q — Ron Chez>: Is the 3 to 5 — could you extrapolate that number? Or, no, you could not — you said less than that now, Andrew, right?

<A — Michael Marrow>: Yeah, what Andrew said was that, typically, companies — it’s 3 to 5% of revenue. And we see ourselves in that range.

<Q — Ron Chez>: And one more question, please. Concerns that you have, if any, right now with the concentration of business with four customers, both a good circumstance and a circumstance that I’m sure you’d like to attenuate by customer additions. Do you want to comment on your posture on concentrations?

<A — Michael Marrow>: Well, I think you’re right on, that we love the four big customers. We love all our customers. And — but we certainly want to grow and hence, why Mr. Crowley is here.

<Q — Ron Chez>: Right.

<A — Michael Marrow>: So it’s — we don’t want to reduce concentration by reducing business. We want to engage in similar relations with others.

<Q — Ron Chez>: Right, you have a high-class problem there.

<A — Michael Marrow>: Thanks.

<Q — Ron Chez>: One — I’m sorry, one more, and then, I’ll stop. Eight sales people now? You had said you were going to eight sales people?

<A — Michael Marrow>: Nine with Chris.

<Q — Ron Chez>: Okay. So you’ve accomplished that.

<A — Michael Marrow>: Yes, sir.

<Q — Ron Chez>: Okay. Thank you.

Operator: [Operator Instructions] We will now take a follow-up question from Howard Smith with First Analysis.

<Q — Howard Smith>: Yes. Thank you for taking the follow-up. My question concerns the pricing environment, one of your competitors yesterday said some of their clients are — particularly ones who are struggling, are pressing them for pricing on renewals, et cetera. They said they didn’t see a lot of pricing from peers that was very competitive. I was just wondering if you could discuss it specifically with capacity in the Philippines?

<A — Michael Marrow>: Yeah, I missed that one. I did see one from another competitor that said they’re not really seeing much of that. Historically, in this business, clients always are looking for us to help them continue to lower their costs. That said, we’re not seeing clients coming to us or prospects coming to us and looking for gigantic price concessions. I think that happened a few years ago, right, when everyone had excess capacity. I think there’s — the entire industry has matured somewhat since then. So, a short answer to your question is, we’re not seeing it. We’re just seeing the traditional negotiating with clients and prospects, everyone trying to get the best bargain they can.

<Q — Howard Smith>: Sure. Thank you.

Operator: And we have no further questions, so I’d like to turn the call over to Michael Marrow for any additional comments.

Michael P. Marrow, President and Chief Executive Officer

Okay, operator, thank you very much. So I’ll close by once again saying thanks, to everyone for joining us this morning. As you know, we’re a results-oriented company, and we look forward to our next call where we’ll be sharing results for the second quarter of 2009. And as always, we genuinely appreciate your participation in these calls and your interest in APAC. Thank you very much.

Operator: And this does conclude APAC’s customer service conference call. We thank you for your participation.

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